EXHIBIT 4.7

SENIOR SECURED PROMISSORY NOTE

Date of Issuance
$1,674,632.14	October 4, 2017

FOR VALUE RECEIVED, AMERICAN RESOURCES CORPORATION, an Indiana company (the “Company”), hereby promises to pay to Golden Properties Ltd. (the “Lender”), the principal sum of One Million Six Hundred Seventy-Four Thousand Six Hundred Thirty-Two Dollars and Fourteen Cents ($1,674,632.14), together with interest thereon from the date of this Note. Interest shall accrue at a rate set forth in that certain Loan and Security Agreement dated as of October 4, 2017 by and between the Company and the Lender (the “Loan and Security Agreement”). The principal and unpaid accrued interest shall be due and payable by the Company on the Maturity Date as further described in the Loan and Security Agreement. This Note is issued under the Loan and Security Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Loan and Security Agreement.

1. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. The Company may prepay the whole or any portion of the outstanding balance of this Note at any time and from time to time without any prepayment penalty or premium. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. Notwithstanding any other provision of this Note, the Lender does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Company or credited to reduce the outstanding balance of the Loan hereunder.

2. Security. This Note is secured under the Loan and Security Agreement. Reference is hereby made to the Loan and Security Agreement for a description of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note.

3. Priority. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company, now existing or hereafter.

4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Loan and Security Agreement.

5. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender.

6. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

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7. Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of law provisions of the State of Indiana, or of any other state.

8. Jurisdiction and Venue. Lender, Company and Related Party irrevocably consent to the exclusive jurisdiction of, and venue in, the courts in British Columbia, Canada, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

9. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Secured Senior Promissory Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Secured Senior Promissory Note primarily for the operations of its business, and not for any personal, family or household purpose.

AMERICAN RESOURCES CORPORATION

By:
Name:
Title:

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